Exhibit 99

USANA Announces Management Changes

SALT LAKE CITY--(BUSINESS WIRE)--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced that Jeffrey Yates, CPA, has been appointed the new Vice President of Finance. Mr. Yates brings to USANA over 20 years of experience in accounting and finance, including serving as Chief Financial Officer of Deseret Book Company, as Vice President and Chief Financial Officer of Franklin Covey Stores and as Senior Accountant at PricewaterhouseCoopers LLP.

Executive Vice President Gil Fuller commented on Mr. Yates’ experience, saying, “I look forward to working closely with Jeff. He brings to USANA outstanding experience in the areas of accounting and finance that will help USANA continue its growth in the future, while maintaining its high standard of financial management.”

USANA also announced the resignation of Bradford Richardson, Executive Vice President of Asia Pacific, effective June 30, 2008. Mr. Richardson will be leaving the company to pursue another career opportunity.

Dave Wentz, USANA’s president, said, “We thank Bradford for his many contributions to USANA and wish him well with his new career opportunity. His leadership and direction over the past 10 years has solidified the Asia Pacific region as a strong and vibrant business.”

USANA is assigning additional responsibility for Asia Pacific to Bill Duncan, Vice President of Australasia, and Deborah Woo, Vice President of Greater China / North Asia. Both Deborah and Bill will report to Dave Wentz.

According to Mr. Wentz, “With our strong regional vice presidents, USANA is positioned to further its growth as a global company. Bill and Deborah have both been involved in the direct selling industry for over 20 years, and with USANA collectively for over 15 years. I have extreme confidence in their abilities as they both have the skill set and experience necessary to expand growth in this region.”

About USANA

USANA develops and manufactures high quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements in this press release include the statement regarding further growth of the company in its global markets. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc.
Riley Timmer, 801-954-7922 (Investor Relations)
investor.relations@us.usana.com
or
Edelman
Joe Poulos, 312-240-2719